Exhibit 99.1

Blucora Announces the Appointment of
Carol Hayles and John MacIlwaine to the Board of Directors

IRVING, TX - July 11, 2018 - Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced the addition of Carol Hayles and John MacIlwaine to the Company’s Board of Directors. Both appointments were effective as of July 10, 2018.

“I am pleased to welcome Carol and John to our Board,” said John Clendening, President and Chief Executive Officer of Blucora. “Their strong experience, including significant innovation in financial services and financial technology, will be a great addition as Blucora continues on its strong growth trajectory and empowers customers to achieve their financial goals.”

As part of Blucora’s commitment to having a strong governance strategy, the Company recently increased the size of the Board from eight to 10 directors, creating two open seats. The appointment of Hayles and MacIlwaine fills those seats and brings the number of independent directors to nine.

Ms. Hayles is the former Chief Financial Officer of CIT Group Inc., a U.S. bank and global lending and leasing business. Before her appointment as CFO, Hayles was the Controller and Principal Accounting Officer of CIT Group Inc. and was responsible for all financial and regulatory reporting. Prior to joining CIT Group Inc., she worked at Citigroup Inc. for 24 years.

Mr. MacIlwaine currently serves as VP, Chief Technology Officer at Braintree, a subsidiary of PayPal, Inc. Prior to that he served as Chief Technology Officer of Lending Club Corporation. Mr. MacIlwaine has also served as Chief Information Officer at Green Dot Corporation, a provider of prepaid financial services, as well as Head of Global Development at Visa, Inc., where he led program management and information services, including business intelligence and mobile development.

About Blucora®
Blucora, Inc. (NASDAQ:BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Contact:
Bill Michalek
Blucora Investor Relations
(972) 870-6463